Exhibit 10.02
ML FUTURESACCESSSM ADVISORY AGREEMENT

among

ORTUS CURRENCY GWIM-AI MASTER FUND, LTD.

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

and

ORTUS CAPITAL MANAGEMENT LIMITED

Dated as of October 26, 2011

ML FUTURESACCESSSM ADVISORY AGREEMENT

Table of Contents

Section	Page

1.	Undertakings of the Trading Advisor in Connection with Offering	2
2.	Duties of the Trading Advisor	4
3.	Trading Advisor Independent	7
4.	Commodity Broker; Floor Brokers	8
5.	Management Fee	9
6.	Incentive Fee	9
7.	Term and Termination	11
8.	Right to Advise Others; Uniformity of Acts and Practices	11
9.	Additional Undertakings by the Trading Advisor	12
10.	Representations and Warranties	12
11.	Entire Agreement	16
12.	Indemnification	16
13.	Assignment	17
14.	Amendment; Waiver	17
15.	Severability	17
16.	Notices	17
17.	Governing Law	18
18.	Consent to Jurisdiction	18
19.	Remedies	19
20.	Survival	19
21.	Counterparts	19
22.	No Waiver	19
23.	Rules of Interpretation	19
24.	Binding Effect; Benefit; Third-Party Beneficiary	20
25.	Confidentiality	20
26.	Advisers Act Compliance	21

Appendix A — List of Commodity Interests Traded by
Trading Advisor	A-1

Appendix B — Commodity Trading Authority	B-1

ML FUTURESACCESSSM ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (the “Agreement”), made as of this 26th day of October, 2011, among ORTUS CURRENCY GWIM-AI MASTER FUND, LTD., a Cayman Islands exempted company (the “Master Fund”), MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC, a Delaware limited liability company (the “Manager”), and ORTUS CAPITAL MANAGEMENT LIMITED (the “Trading Advisor”).

W I T N E S S E T H:

WHEREAS, ORTUS CURRENCY FUTURESACCESSSM LLC (the “Onshore Fund”) and the Master Fund are part of the “family” of privately-offered managed futures funds sponsored by the Manager as part of the “ML FuturesAccessSM Program,” which provides for investors to invest in, and exchange their investments among, different funds in the ML FuturesAccessSM Program, as well as among the various “hedge funds” in the ML HedgeAccess® Program (the ML FuturesAccessSM Program and the ML HedgeAccess® Program being collectively referred to as the “Program”);

WHEREAS, BA ORTUS CURRENCY FUND LLC (the “BA Onshore Fund” and together with the Onshore Fund, the “Onshore Funds”) may be formed and marketed and sold to clients of U.S. Trust, an affiliate of the Manager, but would not be part of the Program;

WHEREAS, ORTUS CURRENCY PARTICIPATION FUND LTD.  (the “Offshore Fund” and together with the Onshore Funds, the “Feeder Funds”) will not be marketed and sold as part of the Program;

WHEREAS, the Master Fund (together with the Feeder Funds, the “Funds”) has been formed in order to trade, buy, sell or otherwise acquire, hold or dispose of:  over-the-counter foreign exchange forward and spot contracts; futures contracts for commodities; financial instruments and currencies; rights pertaining thereto and options thereon; and engage in all activities incident thereto (the foregoing forms of investment being collectively referred to herein as “commodity interests”) under the direction of the Trading Advisor;

WHEREAS, the Onshore Funds will invest substantially all of their assets in the Master Fund and intend, subject to the terms and conditions set forth herein, to offer units of limited liability company interests (“Units”) for sale to investors in an offering exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”), as described in the Onshore Funds’ Confidential Program Disclosure Documents, as updated or supplemented from time to time (the “Onshore Memoranda”), which will be filed with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (the “NFA”) pursuant to the Commodity Exchange Act, as amended (the “CEA”), the commodity pool operator and commodity trading advisor regulations promulgated under the CEA by the CFTC (the “Commodity Regulations”), and the NFA rules promulgated under the CEA (the “NFA Rules”);

WHEREAS, the Offshore Fund will invest substantially all of its assets in the Master Fund and intends, subject to the terms and conditions set forth herein, to offer redeemable participating shares (“Shares” and collectively with the Units, “Interests”) for sale exclusively to

Non-“United States persons,” pursuant to Regulation S under the 1933 Act, as described in the Offshore Fund’s Confidential Program Disclosure Document, as updated or supplemented from time to time (the “Offshore Memorandum,” and collectively, with the Onshore Memoranda, the “Memorandum”).  The Manager will file a Form 18-96 Notice with the NFA exempting the Manager from the requirement of filing the Offshore Memorandum with the NFA;

WHEREAS, the Manager acts as manager of the Funds;

WHEREAS, the Trading Advisor is engaged in the business of, among other things, making trading decisions on behalf of investors in the purchase and sale of certain commodity interests;

WHEREAS, the Manager has sponsored the Master Fund in order that the Trading Advisor, upon the terms and conditions set forth herein, act as the trading advisor for the Master Fund, making commodity interests investment decisions for the Master Fund on a discretionary basis; and

WHEREAS, the Trading Advisor is willing to manage the Master Fund’s commodity interests trading.

NOW, THEREFORE, the parties hereto do hereby agree as follows, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in entering into this Agreement the parties intend to be legally bound:

1.  Undertakings of the Trading Advisor in Connection with Offering.

(a)  Trading Advisor to Provide Current Information.  The Trading Advisor agrees to use its reasonable best efforts to cooperate with the Funds and the Manager in preparing the sections in the Memorandum relating to the Trading Advisor and any Securities and Exchange Commission (“SEC”) filings of the Onshore Funds made pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), including by providing, as promptly as may be reasonably practicable, all information (if any) regarding the Trading Advisor, its “principals,” “trading principals,” and “trading program” (each of the foregoing as defined in Section 4.10 of the Commodity Regulations) and its “affiliates” (as defined in Rule 405 promulgated under the 1933 Act) that the Manager reasonably believes to be necessary or advisable to include in the Memorandum or in any SEC filings made pursuant to the 1934 Act and hereby consents to the disclosure of such information in the Memorandum or such filings.  At all times, the Manager must obtain the prior approval of the Trading Advisor to use any materials, other than any 1934 Act filing, mentioning the Trading Advisor and the Trading Program (defined below), provided that if the Trading Advisor does not provide an affirmative approval or disapproval within seven business days of the date in which the material in question is provided to the Trading Advisor, the Manager shall have the right to use such information without receiving the prior approval of the Trading Advisor, and, provided further, that notwithstanding the foregoing the Manager may make non-material changes to such information to conform the format of such information to the format of the Memorandum and/or to comply with Commodity Regulations without prior approval of the Trading Advisor.  Repeated consent by the Trading Advisor shall not be required for repeated use of Trading Advisor Information in substantially the same format and substantially the same context as has previously been approved by the Trading Advisor.

(b)  Solicitation Material.  None of the Trading Advisor and its affiliates, and their respective owners, principals, directors, officers, employees, representatives or controlling persons (“Trading Advisor Parties”) shall use, publish, circulate or distribute the Memorandum or any related solicitation material nor shall any Trading Advisor Party engage in any marketing, sales or promotional activities in connection with the offering of Interests, except as may be requested by the Manager or as may be required by the Commodity Regulations or the NFA Rules.

(c)  “Roadshow” Participation.  The Trading Advisor Parties will, to the extent reasonably requested by the Manager, participate in “road shows,” seminars, presentations and other marketing activities relating to the Funds as reasonably requested by the Manager, such participation to be at the sole expense of the Trading Advisor.  All marketing support to be provided by the Trading Advisor pursuant to this Agreement will be negotiated and agreed by the Trading Advisor and the Manager and memorialized in the appropriate legal or marketing document.

(d)  Performance Information; Monthly Commentary.  At all times while any of the Interests continue to be offered, the Trading Advisor, at its own reasonable expense, shall promptly provide the Funds and the Manager with complete and accurate performance information (in the format agreed between the parties in form and substance consistent with Sections 4.25 and 4.35 of the Commodity Regulations and with the NFA Rules to which the Manager is subject) reflecting the actual performance of accounts directed by the Trading Advisor up to the latest practicable date (consistent with Sections 4.25 and 4.35 of the Commodity Regulations), together with any reports or letters relating to such performance data received from accountants and in the possession of the Trading Advisor.  The Trading Advisor shall also provide the Funds and the Manager with commentary pertaining to the performance of the Master Fund for each month no later than the sixth business day of the following month and hereby consents to the use of such commentary, as may be modified by the Manager in any non-material way, in any reports or marketing materials produced by the Funds or the Manager.

(e)  Access to Books and Records.  Upon reasonable notice to the Trading Advisor, the Manager and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) shall have the right to have access to the Trading Advisor’s offices in order to inspect and copy such books and records as Merrill Lynch may reasonably deem necessary in connection with the transactions contemplated hereby (in each case, subject to such restrictions as the Trading Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information with respect to the Trading Advisor and the Trading Advisor’s clients and investors other than those who access the Trading Advisor through the Funds).

(f)  General Assistance.

(i)  The Trading Advisor acknowledges and agrees that Merrill Lynch will be expending substantial resources in preparing the Funds for marketing as well as in marketing the Interests.  The Trading Advisor agrees to provide a minimum level of reasonable support to Merrill Lynch with respect to the distribution of the Funds to be negotiated by the Trading Advisor and Merrill Lynch and memorialized in the appropriate legal or marketing document.  For the avoidance of doubt, any individuals providing support on behalf of the Trading Advisor will not be compensated by Merrill Lynch for the sale of Interests.

(ii)  In consideration of Merrill Lynch’s reliance on the Trading Advisor’s availability and ability to manage the Master Fund, the Trading Advisor agrees promptly to notify the Manager in the event that the Trading Advisor has any reason to believe that the Trading Advisor may not be able or willing to do so to the full extent set forth herein.

(iii)  The Trading Advisor agrees not to accept other client capital or accounts if doing so could reasonably be expected to impair the Trading Advisor’s ability to manage the Master Fund as contemplated by the Memorandum.

(iv)  The Trading Advisor will assist the Manager, at the Manager’s reasonable request, in providing any trading counterparty of the Master Fund with information related to the Trading Advisor or the Master Fund in order to satisfy such counterparty’s anti-money laundering obligations.

(v)  The Trading Advisor acknowledges that the Manager is registered as an investment adviser with the SEC and agrees to take such steps as the Manager may reasonably request to ensure that the Funds are operated in full compliance with the Investment Advisers Act of 1940, as amended (the “Advisers Act”), to the extent applicable.

(g)  Offering of BA Onshore Fund.  The Trading Advisor hereby acknowledges that the BA Onshore Fund may be offered at a later date and will not be offered as of the date of this Agreement.

2.  Duties of the Trading Advisor.

(a)  Trading for the Fund.  The Trading Advisor shall act as a trading advisor for the Master Fund.  The Trading Advisor, the Manager and the Master Fund agree that in managing the Master Fund, the Trading Advisor shall implement substantially the same trading program and strategies presently employed by Ortus Fund (Cayman) Limited (the “Reference Fund”), (such program called the “Trading Program”) as described in the disclosure provided by the Trading Advisor for incorporation into the Memorandum.  The Trading Advisor shall have sole and exclusive authority and responsibility for directing the Master Fund’s trading, subject to the Manager’s fiduciary authority to intervene to overrule or unwind trades if the Manager deems that doing so is necessary or advisable for the protection of the Funds.  The Master Fund or the Manager may also override the trading instructions of the Trading Advisor to the extent necessary to:  (i) fund any distributions or redemptions of Interests to be made by the Master Fund; (ii) pay the Master Fund’s expenses; and/or (iii) comply with speculative position limits which may apply to the Trading Advisor and/or the Manager and subject to applicable rules requiring the aggregation of positions; provided that the Master Fund and the Manager shall permit the Trading Advisor three days in which to liquidate positions for the purposes set forth in clauses (i)-(ii) prior to exercising its override authority.  Subject to Section 12, the Trading Advisor shall have no liability for the results of any action or non-action of the Manager or Master Fund in overriding the Trading Advisor, pursuant to clauses (i)-(ii) above.

The Trading Advisor shall give the Master Fund at least 30 days’ prior written notice of any proposed material change in the Trading Program or the manner in which trading decisions are to be made or implemented and shall not make any such proposed material change affecting the Master Fund without the Manager’s consent.  The addition and/or deletion of commodity interests from the Master Fund’s portfolio managed by the Trading Advisor shall not be deemed a change in the Trading Advisor’s trading approach and prior written notice to the Master Fund or the Manager shall not be required therefor, except as set forth in Section 2(b) below.

Notwithstanding any other provision of the Agreement including Section 2(b) below, the Trading Advisor shall not trade any instrument that is a “security” as defined under either the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the 1933 Act.  For the avoidance of doubt, the Trading Advisor shall not settle foreign exchange (“FX”) contracts and futures in a manner which results in delivery of any security to the Master Fund.

(b)  List of Commodity Interests Traded by the Trading Advisor.

(i)  The Trading Advisor may trade the commodity interests set out in Appendix A to this Agreement, provided that the addition to the Master Fund’s portfolio of commodity interests not listed on Appendix A shall require prior written notice to and prior written approval of the Manager and an amendment to Appendix A.

(ii)  The Trading Advisor acknowledges and agrees that U.S. investors are prohibited under CFTC regulations from trading in certain instruments — for example, certain “contracts for differences,” futures on certain non-U.S. sovereign debt, and certain non-U.S. stock index futures and related options.  The Trading Advisor agrees not to trade any such instruments for the Master Fund unless the Manager agrees otherwise in writing.

(c)  Initial Master Fund Capitalization; Capacity; Speculative Position Limits.

(i)  The Master Fund will commence trading activities with a minimum of $30 million and the Trading Advisor acknowledges that a portion of the initial Master Fund capitalization may be provided by the Manager or one or more of its affiliates, provided that any initial subscription amounts provided by the Manager or one or more of its affiliates may be redeemed in accordance with the redemption terms set forth in the Memorandum and that the Manager or one or more of its affiliates have not committed to continue its investment in the Master Fund for any specified period of time.

(ii)  To the extent that the Trading Advisor’s trading is subject to speculative position limits or other capacity limitations, the Trading Advisor agrees that it will reserve for the Master Fund, for a period of 36 months from the effective date of this Agreement, sufficient trading capacity that the Fund’s trading would be unrestricted by such limits were the Master Fund’s capital to total up to $300 million; provided that if, on the first anniversary of the Master Fund’s commencement of trading, the Master Fund has aggregate net subscriptions (as defined below) of less than $100 million, or, if 18 months after the Master Fund commences trading, the Master Fund has aggregate net subscriptions less than $150 million, then the Trading Advisor shall be obligated to reserve capacity in an amount equal to 150% of the aggregate net asset value of the Master Fund as of such one-year or 18 month anniversary date, as applicable.  The Trading Advisor also agrees to consult with the Manager in the event that, notwithstanding the undertaking in the preceding sentence, the Manager believes that speculative position limits or comparable capacity restrictions may affect the strategy pursued by the Trading Advisor on behalf of the Master Fund.  For the purposes of this Agreement, “aggregate net subscriptions” means, with respect to the Master Fund, the value of subscriptions minus the value of redemptions since inception of the Master Fund.

(iii)  If the Trading Advisor (either alone or aggregated with the positions of any other person, if such aggregation shall be required by the CEA, the CFTC or any other regulatory authority having jurisdiction) shall exceed or be about to exceed applicable limits in any commodity interest traded for the Master Fund, the Trading Advisor shall immediately provide notice to the Manager that such limits have been, or are about to be, exceeded and shall immediately take such action as the Trading Advisor may deem fair and equitable to comply with such limits, and shall deliver to the Master Fund a written explanation of the action taken to comply with such limits promptly after such action has been taken.  If such limits are exceeded by the Master Fund, the Manager may require the Trading Advisor to liquidate positions as required.

(d)  No Authority to Invest Assets Held in Securities and Cash.  The Master Fund and the Manager, and not the Trading Advisor, shall have the sole and exclusive authority and responsibility with regard to the investment, maintenance and management of the Master Fund’s assets other than in respect of the Trading Advisor’s trading of the Master Fund’s assets in commodity interests.

(e)  Trading Authorization.  Prior to the Master Fund’s commencing operations, the Master Fund shall deliver to the Trading Advisor a trading authorization in the form of Appendix B hereto appointing the Trading Advisor as an agent of the Master Fund and attorney-in-fact for such purpose.

(f)  Delivery of Disclosure Documents and Reports.  The Trading Advisor shall, during the term of this Agreement, deliver to the Funds copies of all disclosure documents and reports to investors in investment vehicles sponsored or advised by the Trading Advisor other than the Funds or investors holding managed accounts advised by the Trading Advisor, if any, prepared by the Trading Advisor and relating to the Trading Program promptly following preparation of such disclosure documents or reports.

(g)  Trade Reconciliations.  The Trading Advisor acknowledges its obligation to review its commodity interest positions on a daily basis and to notify the Master Fund and the Manager promptly of any material errors committed by the Trading Advisor or any trade which the Trading Advisor believes was not executed in accordance with its instructions and which cannot be promptly resolved.

(h)  Trade Information.  The Trading Advisor shall use reasonable efforts to provide trade information to the Master Fund’s administrator in the form and at the designated time as agreed to from time to time by the Manager and the Trading Advisor on the date of any trade made on behalf of the Master Fund.  Such reports may be provided directly by the Trading Advisor.

(i)  Letter Agreement.  As of the date hereof, the Manager, Merrill Lynch and the Trading Advisor, inter alia, are entering into a Letter Agreement (the “Letter Agreement”) setting forth the legally binding agreements with respect to certain matters relating to the organization and marketing of the Funds.  This Agreement, which deals primarily with the Trading Advisor’s management of the Master Fund’s trading, is to be read and interpreted in conjunction with the Letter Agreement, and vice versa.  In the event of any inconsistency between this Agreement and the Letter Agreement, this Agreement shall control.

(j)  No Guarantee of Profits.  The Master Fund and the Manager both specifically acknowledge that in agreeing to manage the Master Fund, the Trading Advisor is in no respects making any guarantee of profits or of protections against loss, but it is undertaking to use reasonable best efforts to trade profitably on behalf of the Master Fund.

(k)  Investment Activities; Trade or Business.  The Trading Advisor will conduct the investment activities of the Master Fund in a manner such that (i) those activities will not cause the Master Fund to be treated as engaged in a trade or business for purposes of Subchapter N of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) over 90% of the gross income of the Master Fund will constitute “qualifying income” within the meaning of Section 7704(d)(1)(G) of the Code.  If at any time the Trading Advisor has any reason to believe either that the Master Fund will be treated as engaged in a trade or business or that less than 90% of the gross income of the Master Fund will constitute “qualifying income” within the meaning of the Code, the Trading Advisor will promptly so inform the Master Fund in writing.

3.  Trading Advisor Independent.  For all purposes of this Agreement, the Trading Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Master Fund from time to time, have no authority to act for or represent the Master Fund in any way and shall not otherwise be deemed to be an agent of the Master Fund.  Nothing contained herein shall (i) create, nor constitute the Trading

Advisor, the Master Fund or the Manager as a member of, any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, or (ii) be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of any other.  The parties acknowledge that the Trading Advisor has not been an organizer or promoter of the Master Fund.

4.  Commodity Broker; Floor Brokers

(a) (i)  Clearing and Prime Brokerage of All Trades.  The Trading Advisor shall clear and prime broker all commodity interest transactions and positions for the Master Fund through such commodity broker or brokers as the Master Fund shall designate from time to time in its sole discretion (the Master Fund currently so designating Bank of America Merrill Lynch entities).  The Trading Advisor will not, without the consent of the Manager, trade on a “give up” basis through floor brokers, give-up brokers, prime brokers, dealers or other executing entities or facilities (collectively, “executing brokers”) not affiliated with Merrill Lynch.  The Manager will review and approve or disapprove all executing brokers proposed by the Trading Advisor for the Master Fund’s account.  If an executing broker is approved, the Master Fund will not hold the Trading Advisor liable for any error or breach of contract by any such executing broker, barring negligence, misconduct or bad faith on the part of the Trading Advisor.  Irrespective of whether floor executing brokers unaffiliated with Merrill Lynch receive the Manager’s consent to execute trades on behalf of the Master Fund, all such trades will be “given-up” to be carried by Merrill Lynch.  The Trading Advisor shall receive electronic copies of all daily and monthly brokerage statements for the Master Fund directly from Merrill Lynch.

(ii)  The Master Fund will be subject to round-turn commission rates and other fees and expenses as determined from time to time by the Manager and consistent with disclosures made to investors in the Funds.

(b)  Over-the-Counter Trading.

(i)  All over-the-counter (“OTC”) trades referencing commodity interests, including trades involving FX swaps, forwards and other derivative instruments, for the Master Fund shall be executed through the OTC dealer(s) (which may be affiliates of the Manager) designated by the Manager, provided that at the request of the Trading Advisor, the Manager may consent to other OTC trading arrangements, which consent shall not be unreasonably withheld.  If an OTC dealer is approved, neither the Manager nor the Master Fund will hold the Trading Advisor liable for any action, inaction, error or breach of contract by any such dealer, subject to Section 12.

(ii)  If necessary for the Trading Advisor to trade pursuant to the Trading Program, the Master Fund shall provide reasonable dealing lines of credit for the Trading Advisor to place orders for OTC contracts on behalf of the Master Fund.

(iii)  With respect to OTC FX contracts, the Trading Advisor hereby confirms and acknowledges that:

A.  it has reviewed the Master Confirmation Agreement for Non-Deliverable Forward FX (“NDF”) Transactions provided by the Master Fund (the “Master Confirmation”) and the terms of the NDF Transactions (as defined in the Master Confirmation) that will be entered into by the Master Fund under the Master Confirmation;

B.  the NDF Transactions that will be entered into under the Master Confirmation will be those non-deliverable forward FX transactions included in Appendix A, each subject to the market standard terms for such transaction, as determined by the Trading Advisor in its sole discretion from time to time; and

C.  the NDF Transactions to be entered into under the Master Confirmation are “FX Transactions,” as defined in the Agreement Regarding Confirmation of FX Transactions provided by the Manager, and are subject to the operational procedures regarding confirmation described therein.

(iv)  The “OTC prime brokerage” arrangements for the Master Fund shall be established for the Master Fund by or subject to the approval of the Manager.

(c)  The Trading Advisor acknowledges that the Master Fund shall be subject to the brokerage commissions and administrative fees and costs specified in the Memorandum.

(d)  Floor Brokerage and Other Costs.  The “floor brokerage,” “give-up” or “reverse give-up” fees and other transaction costs charged by any floor broker or any OTC dealer, other than Merrill Lynch, to effect Master Fund transactions shall be subject to the approval of Merrill Lynch, which costs shall be paid by the Master Fund, such approval not to be unreasonably withheld provided that such fees and transaction costs are competitive with Merrill Lynch’s standard rates.  Merrill Lynch hereby approves as of the date of this Agreement the reverse give-up fee arrangements set forth in Appendix C.

5.  Management Fee.  As of the last business day of each calendar month, the Master Fund shall pay the Trading Advisor a management fee equal to 1/12 of 2.00% (a 2.00% annual rate) of the month-end net asset value of the Master Fund, prior to reduction for any accrued Incentive Fees or for the management fee being calculated (the “Management Fee”).

6.  Incentive Fee.

(a)  The Master Fund will pay to the Trading Advisor, as of the end of each calendar quarter (each an “Incentive Fee Calculation Date”), an incentive fee equal to 20% of any New Trading Profit (defined below) attributable to the Class DA, Class DU and Class DI shares of the Master Fund (“Class DA,” “Class DU” and “Class DI,” respectively) in which the

Onshore Fund, the BA Onshore Fund the Offshore Fund invest, respectively, each as of such Incentive Fee Calculation Date (each, an “Incentive Fee,” and collectively, the “Incentive Fees”).  Incentive Fees shall be calculated with respect to Class DA, Class DU and Class DI separately, irrespective of the performance experienced by different investors in each of the Feeder Funds.

(b)  “New Trading Profit” shall be calculated separately with respect to Class DA, Class DU and Class DI and equals any increase in the net asset value, subject to Section 6(e), of Class DA, Class DU or Class DI, as applicable, as of the current Incentive Fee Calculation Date over the High Water Mark attributable to the relevant Class.

(c) (i)  The High Water Mark attributable to Class DA, Class DU and Class DI shall be equal to the highest net asset value attributable to Class DA, Class DU and Class DI, respectively, after reduction for the Incentive Fee then paid, as of any preceding Incentive Fee Calculation Date.  The High Water Mark shall be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals from the Master Fund’s account with the Trading Advisor (“Capital Withdrawals”) are made and attributable to Class DA, Class DU or Class DI.  The proportionate High Water Mark reduction made as a result of Capital Withdrawals shall be calculated by multiplying the High Water Mark in effect immediately prior to such Capital Withdrawal by the fraction the numerator of which is the net asset value attributable to Class DA, Class DU or Class DI, as applicable, immediately following such Capital Withdrawal and the denominator of which is the net asset value attributable to the relevant Class immediately before such Capital Withdrawal, in each case prior to reduction for any accrued Incentive Fee.

(ii)  If an Incentive Fee is owing with respect to Class DA, Class DU or Class DI as of an Incentive Fee Calculation Date, the relevant High Water Mark shall be reset to the aggregate net asset value of Class DA, Class DU or Class DI, as applicable, as of such date following the accrual of such Incentive Fee and the Management Fee charged to such Class.

(iii)  For the avoidance of doubt, the High Water Mark shall be separately determined on the basis of Class DA, Class DU, and Class DI, and not on the basis of any individual investors or group of investors in the Feeder Funds.

(d)  When there is an accrued Incentive Fee at the time any net Capital Withdrawal is made, the Incentive Fee attributable to such Capital Withdrawal will be paid.  Such Incentive Fee shall be determined by multiplying the Incentive Fee that would have been paid had the date of the Capital Withdrawal been an Incentive Fee Calculation Date by the fraction the numerator of which is the amount of the Capital Withdrawal attributable to Class DA, Class DU or Class DI, as applicable, and the denominator of which is the aggregate net asset value attributable to the relevant Class immediately prior to the Capital Withdrawal, in each case prior to reduction for the accrued Incentive Fee.  Such Incentive Fee will be paid from and reduce the amount of the Capital Withdrawal.

(e)  Net asset value, solely for purposes of calculating the Incentive Fee, shall not include any interest income earned by the Master Fund and shall not be reduced by the Sponsor’s Fees although such interest income shall increase, and such Sponsor’s Fees shall decrease, net asset value for purposes of determining the value of the Interests.  For the avoidance of doubt, no Incentive Fee shall be payable on any interest income earned by the Master Fund.

(f)  The termination date of this Agreement shall be treated as an Incentive Fee Calculation Date.

(g)  The Trading Advisor will receive the Incentive Fee as a fee and not as a profit allocation.

7.  Term and Termination.

(a)  Term and Renewal.  This Agreement shall continue in effect until October 26, 2013.  Thereafter, this Agreement shall be automatically renewed for successive one-year periods, on the same terms, unless terminated by either the Trading Advisor or the Master Fund upon notice to the other party no later than 90 days before the expiration of the then-current term.  For the avoidance of doubt, the Trading Advisor recognizes that the resources which the Manager has and will commit to the sponsorship and marketing of the Fund are only economically justifiable for Merrill Lynch if Merrill Lynch can rely on a long-term commitment from the Trading Advisor to manage the Fund, and the Trading Advisor hereby commits to do so (subject to the terms and conditions set forth herein).

(b)  Termination.  Notwithstanding Section 7(a) hereof:

(i)  This Agreement shall terminate immediately in the event that the Master Fund shall terminate and be dissolved as determined by the Manager.

(ii)  In its discretion, the Manager may terminate this Agreement at the end of any month upon 30 days’ notice.

(iii)  The Master Fund and/or the Manager, on the one hand, or the Trading Advisor, on the other, may terminate this Agreement as a result of a material breach hereof by the other party, after due notice and an opportunity to cure.

Upon termination of this Agreement, the Trading Advisor shall continue to trade the Master Fund’s account, for liquidation only, and shall close all open commodity interest positions in an orderly manner as expeditiously as is commercially practicable; provided, however, that if the Trading Advisor is unable or unwilling to liquidate the Master Fund’s account, the Manager and the Trading Advisor shall negotiate in good faith to agree upon a mutually acceptable liquidation agent.  If the Trading Advisor liquidates the Master Fund’s account, in whole or in part, the parties agree that the terms of the liquidation of the Master Fund shall be in accordance with this Agreement.

8.  Right to Advise Others; Uniformity of Acts and Practices.  During the term of this Agreement, the Trading Advisor Parties shall, subject to the capacity undertaking set forth herein and the exclusivity and the most favored nations undertakings of the Letter Agreement, be free to advise other investors as to the purchase and sale of commodity interests, to manage and trade other investors’ commodity interests accounts and to trade for and on behalf of their own proprietary commodity interests accounts.  However, under no circumstances shall any Trading Advisor Party favor any commodity interests account directed by any of them (regardless of the date on which they began or shall begin to direct such account) over the Master Fund’s account, giving due consideration to the Trading Program.

At the request of the Master Fund, the Trading Advisor shall promptly deliver to the Master Fund a satisfactory written explanation, in the reasonable judgment of the Master Fund, of the differences, if any, in the performance between the Master Fund’s account and the Reference Fund or any other commodity interest accounts traded pursuant to the same or a substantially similar trading strategy (subject to the need to preserve the confidentiality of proprietary information concerning the Trading Advisor’s trading systems, methods, models, strategies and formulas and the identity of the Trading Advisor’s clients).  The Master Fund agrees and accepts that the investment performance of the Master Fund may differ from the investment performance of the Reference Fund due to, among other things (a) differences in the frequency of additions and withdrawals of assets to and from the Master Fund and the Reference Fund; (b) different counterparty fees and costs associated with each of the Master Fund and the Reference Fund; (c) any changes in the investment strategy of the Reference Fund not yet implemented for the Master Fund; (d) differences in fee structures; and (e) any other instructions and restrictions imposed by the Master Fund (or any of its approved counterparties) which have an impact on the performance of the Master Fund.

9.  Additional Undertakings by the Trading Advisor.  No Trading Advisor Party or its respective successors or assigns shall:  (i) use or distribute for any purpose the names and/or any other information about any of the investors in the Feeder Funds; (ii) knowingly solicit as a client or investor any investor in the Feeder Funds or any FuturesAccess Fund at any time on or after the commencement date of this Agreement (unless such investor is already a client or investor of the Trading Advisor); or (iii) use any of the information obtained from the Merrill Lynch channel, or any other information that the Trading Advisor receives from the Manager, to market the Trading Advisor’s products.  For the avoidance of doubt, the Trading Advisor shall not be restricted from soliciting any person who appears on its independently derived target investor list, provided that the Trading Advisor shall not knowingly solicit any person on such list who is an investor in the Feeder Funds or any FuturesAccess Fund at any time on or after the commencement date of this Agreement.  For the further avoidance of doubt, the Trading Advisor shall not be restricted from soliciting any person with whom the Trading Advisor has a pre-existing relationship as of the commencement date of this Agreement.

10.  Representations and Warranties.

(a)  The Trading Advisor hereby represents and warrants to the other parties as follows:

(i)  The Trading Advisor is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be duly qualified would materially affect the Trading Advisor’s ability to perform its obligations under this Agreement.  The Trading Advisor has full corporate, partnership or limited liability company (as the case may be) power and authority to perform its obligations under this Agreement and it has the requisite power and authority to own property, perform its obligations and conduct its business in the manner described in the description of the Trading Program, or other materials relating to the Trading Advisor Parties, approved by the Trading Advisor and provided to the Master Fund or Manager and as otherwise contemplated herein.

(ii)  This Agreement has been duly and validly authorized, executed and delivered on behalf of the Trading Advisor and constitutes a legal, valid and binding agreement of the Trading Advisor enforceable in accordance with its terms.

(iii)  The Trading Advisor has all federal, state and other applicable governmental, regulatory and commodity exchange licenses and approvals, is and will continue to be operated in compliance in all material respects with all applicable laws, rules, and regulations, and has effected all filings and registrations with federal, state and other applicable governmental and regulatory agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including registration of the Trading Advisor as a commodity trading advisor under the CEA, and membership of the Trading Advisor as a commodity trading advisor in the NFA), and the performance of such obligation will not violate or result in a breach of any provision of the Trading Advisor’s certificate of incorporation, by-laws or any agreement, instrument, order, law or regulation binding on the Trading Advisor.  The principals of the Trading Advisor are duly listed as such on its commodity trading advisor Form 7-R registration.

(iv)  The Trading Advisor’s implementation of its Trading Program will not infringe any other person’s copyrights, trademark or other property rights.

(v)  The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Trading Advisor is bound or any order, rule or regulation applicable to the Trading Advisor of any court or any governmental body or administrative agency having jurisdiction over the Trading Advisor.

(vi)  Other than as may have been disclosed in writing to the Manager by the Trading Advisor, there is not pending, or to the best of the Trading Advisor’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Trading Advisor is a party, or to which any of the assets of the Trading Advisor is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor.  The Trading Advisor has not received any notice of an investigation or warning letter from the NFA or the CFTC regarding non-compliance by the Trading Advisor with the CEA or the regulations thereunder.

(b)  The Manager hereby represents and warrants to the other parties as follows:

(i)  The Manager is duly organized and validly existing and in good standing under the laws of its jurisdiction of formation and in good standing under the laws of each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Manager’s ability to perform its obligations hereunder.

(ii)  The Manager has the corporate power and authority under applicable law to perform its obligations hereunder.

(iii)  This Agreement has been duly and validly authorized, executed and delivered by the Manager and constitutes a legal, valid and binding agreement of the Manager enforceable in accordance with its terms.

(iv)  The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Manager is bound or any order, rule or regulation applicable to the Manager of any court or any governmental body or administrative agency having jurisdiction over the Manager.

(v)  Other than as may have been disclosed in writing to the Trading Advisor by the Manager including in the Memorandum, there is not pending, or, to the best of the Manager’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Manager is a party, or to which any of the assets of the Manager is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Manager or is required to be disclosed pursuant to applicable CFTC regulations.  The Manager has not received any notice of an investigation or warning letter from the NFA or the CFTC regarding non-compliance by the Manager with the CEA or the regulations thereunder.

(vi)  The Manager has all U.S. federal and state governmental, regulatory and commodity exchange approvals and licenses, and has effected all filings and registrations with U.S. federal and state governmental agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including registration as a commodity pool operator under the CEA and membership in the NFA as a commodity pool operator), and the performance of such obligations will not contravene or result in a breach of any provision of its certificate of incorporation, by-laws or any agreement, order, law or regulation binding upon it.  The principals of the Manager are duly registered as such on the Manager’s commodity pool operator Form 7-R registration.

(vii)  The Manager acknowledges receipt, on behalf of both itself and the Funds, of all disclosure documents required to be delivered by the Trading Advisor Parties pursuant to applicable Commodity Regulations or the NFA Rules.

(c)  The Master Fund represents and warrants as of the date of its formation to the other parties as follows:

(i)  The Master Fund is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation and in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Master Fund’s ability to perform its obligations hereunder.

(ii)  The Master Fund has the power and authority under applicable law to perform its obligations hereunder.

(iii)  This Agreement has been duly and validly authorized, executed and delivered by the Master Fund and constitutes a legal, valid and binding agreement of the Master Fund enforceable in accordance with its terms.

(iv)  The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Master Fund is bound or any order, rule or regulation applicable to the Master Fund of any court or any governmental body or administrative agency having jurisdiction over the Master Fund.

(v)  Other than as may have been disclosed in writing to the Trading Advisor by the Master Fund, there is not pending, or, to the best of the Master Fund’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Master Fund is a party, or to which any of the assets of the Master Fund is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Master Fund or is required to be disclosed pursuant to applicable CFTC regulations.  The Master Fund has not received any notice of an investigation or warning letter from the NFA or the CFTC regarding non-compliance by the Master Fund with the CEA or the regulations thereunder.

(vi)  The Master Fund has all U.S. federal and state governmental, regulatory and commodity exchange approvals and licenses, and has effected all filings and registrations with U.S. federal and state governmental agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder and the performance of such obligations will not contravene or result in a breach of any provision of its certificate of formation, organization agreement or any agreement, order, law or regulation binding upon it.

(d)  The foregoing representations and warranties shall be continuing during the entire term of this Agreement and, if at any time, any event shall occur which would make any of the foregoing representations and warranties of any party no longer true and accurate, such party shall promptly notify the other parties.

General

11.  Entire Agreement.  This Agreement, together with the Letter Agreement, constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it shall be in writing and signed by the party against whom enforcement is sought.

12.  Indemnification.  The Master Fund and the Manager shall each severally indemnify, defend and hold harmless the Trading Advisor Parties from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any reasonable investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that, as applicable, the Master Fund or the Manager shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to any of such Trading Advisor Party’s actions or capacities relating to the business or activities of the Master Fund pursuant to this Agreement; except to the extent that the conduct of such Trading Advisor Party which was the subject of the demand, claim, lawsuit, action or proceeding constituted negligence, misconduct or a breach of this Agreement or of any fiduciary obligation to the Master Fund and was not done in good faith and in a manner such Trading Advisor Party reasonably believed to be in, or not opposed to, the best interests of the Master Fund.  The termination of any demand, claim, lawsuit, action or proceeding by settlement shall not, in itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Master Fund.

The Trading Advisor shall indemnify, defend and hold harmless the Funds, the Manager, their respective affiliates and their respective directors, officers, employees, representatives and controlling persons (“Merrill Lynch Parties”) from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any reasonable investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement), resulting from a demand, claim, lawsuit, action or proceeding relating to any action or omission constituting negligence, willful misconduct or a breach of this Agreement or of any fiduciary obligation to the Master Fund by any Trading Advisor Party; except to the extent such losses, claims, damages, liabilities, costs and expenses were caused by the negligence, willful misconduct or a breach of this Agreement or of any fiduciary obligation to the Master Fund by any of the Merrill Lynch Parties.

The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

Any indemnification required by this Section 12, unless ordered or expressly permitted by a court, shall be made by the indemnifying party only upon a determination by independent legal counsel mutually agreeable to the parties hereto in a written opinion that the conduct which is the subject of the claim, demand, lawsuit, action or proceeding with respect to which indemnification is sought meets the applicable standard set forth in this Section 12.

In the event that a person entitled to indemnification under this Section 12 is made a party to an action, suit or proceeding alleging both matters for which indemnification may be due hereunder and matters for which indemnification may not be due hereunder, such person shall be indemnified only in respect of the former matters.

Promptly after receipt by any of the indemnified parties under this Agreement of notice of any demand, claim, lawsuit, action or proceeding, the indemnified party shall notify the indemnifying party in writing of the commencement thereof if a claim in respect thereof is to be made under this Agreement.  Except to the extent that the indemnifying party is not materially prejudiced thereby, the omission so to notify shall relieve the indemnifying party from any obligation or liability which it may have to any such indemnified party under this Section.  In the event that such demand, claim, lawsuit, action or proceeding is brought against a person indemnified under this Agreement, and the indemnified party is notified of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that the indemnifying party may wish, to assume the defense thereof, with counsel selected by the indemnifying party and approved by the indemnified person (provided that approval may not be unreasonably withheld), and after notice from the indemnifying party to such indemnified person of the indemnifying party’s election so as to assume the defense thereof, the indemnifying party shall not be liable to such person under this Section for any legal or other expenses subsequently incurred by such person in connection with the defense thereof, unless the indemnifying party approves the employment of separate counsel by such person (it being understood, however, that the indemnifying party shall not be liable for legal or other expenses of more than one separate firm of attorneys for all such persons indemnified hereunder, which firm shall be designated in writing by the Trading Advisor or the Manager, as the case may be).

13.  Assignment.  This Agreement shall not be assigned by any of the parties hereto without the prior express written consent of the other parties hereto.

14.  Amendment.  This Agreement shall not be amended except by a writing signed by the parties hereto.

15.  Severability.  If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

16.  Notices.  Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered by courier service, facsimile, e-mail, any form of electronic file transfer, mail, postage prepaid mail or other similar means and shall be effective upon actual receipt by the party to which such notice shall be directed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

if to the Master Fund:

ORTUS CURRENCY GWIM-AI MASTER FUND, LTD. c/o Merrill Lynch Alternative Investments LLC 4 World Financial Center 10th Floor New York, NY 10080 Attn: Craig Deardorff, MLAI Legal Counsel

if to the Manager:

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC 4 World Financial Center 10th Floor New York, NY 10080 Attn: Craig Deardorff, MLAI Legal Counsel

if to the Trading Advisor:

ORTUS CAPITAL MANAGEMENT LIMITED 12/F St. George’s Building 2 Ice House Street Central Hong Kong

Attn: General Counsel

17.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

18.  Consent to Jurisdiction.  The parties hereto agree that any action or proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement, any breach hereof or any transaction covered hereby, shall be resolved, whether by arbitration or otherwise, within the County of New York, City of New York, and State of New York.  Accordingly, the parties consent and submit to the jurisdiction of the federal and state courts and any applicable arbitral body located within the County of New York, City of

New York, and State of New York.  The parties further agree that any such action or proceeding brought by a party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in federal or state courts, or if appropriate before any applicable arbitral body, located within the County of New York, City of New York and State of New York.

19.  Remedies.  In any action or proceeding arising out of any of the provisions of this Agreement, the Trading Advisor, the Manager and the Master Fund agree that they shall not seek any prejudgment equitable or ancillary relief.  Such parties also agree that their sole remedy in any such action or proceeding shall be to seek actual monetary damages for any breach of this Agreement; provided, however, that the Master Fund agrees that the Trading Advisor and the Manager may seek declaratory judgment with respect to the indemnification provisions of this Agreement.

20.  Survival.  The provisions of this Agreement shall survive the termination hereof with respect to any matter arising while this Agreement shall be in effect.

21.  Counterparts.  This Agreement may be executed in one or more counterparts (including by electronic means or by facsimile), each of which shall, however, together constitute one and the same document.  Facsimile signature pages or other electronic signature pages shall have the same binding force and effect as original copies.

22.  No Waiver.

(a)  No failure or delay on the part of the Manager in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Failure on the part of the Master Fund or the Manager to complain of any act of the other or to declare the other in default under this Agreement, irrespective of how long such failure continues, shall not constitute a waiver by the Master Fund or the Manager of its rights with respect to such default until the applicable statute-of-limitations period has run.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its rights hereunder on any occasion or series of occasions.

(b)  Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

23.  Rules of Interpretation.  In this Agreement, unless inconsistent with the context or the contrary intention appears, a reference to:

(a)  “May” shall be construed as permissive;

(b)  A “notice” means written notice unless otherwise stated;

(c)  “Shall” shall be construed as imperative;

(d)  The singular includes the plural and vice versa;

(e)  The masculine includes the feminine and neuter respectively;

(f)  Writing includes typewriting, printing, lithography, photography, electronic mail and other modes of representing or reproducing words in a legible and non-transitory form;

(g)  Any reference to a law, agreement or a document shall be deemed also to refer to any amendment, supplement or replacement thereof;

(h)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless such reference specifies business days;

(i)  The term “and/or” is used herein to mean both “and” as well as “or.”  The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others.  “Or” shall not be interpreted to be exclusive, and “and” shall not be interpreted to require the conjunctive — in each case, unless the context otherwise requires;

(j)  The terms “include” and “including” are to be construed as non-exclusive (so that, by way of example and for the avoidance of doubt, “including” shall mean “including without limitation”);

(k)  Whenever it is provided or contemplated herein that the Manager is to determine or decide any matter, the Manager (on its own behalf as well as on behalf of the Master Fund) shall do so in its sole and absolute discretion, unless otherwise expressly provided herein;

(l)  In addition to the authority granted to the Manager pursuant to this Agreement, the Manager may, but shall have no obligation to, take any action that the Manager deems necessary or advisable to ensure that the Master Fund is not in violation of law or in breach of any contractual provisions;

(m)  The table of contents to and the headings in this Agreement are for convenience of reference only and are to be ignored in construing this Agreement;

(n)  No provision of this Agreement shall be construed in favor of or against any person by reason of the extent to which any such person, its affiliates, or their respective employees or counsel participated in the drafting thereof; and

(o)  In the event of any inconsistency between the provisions of this Agreement and of the Master Fund’s constituent documents, the parties shall determine on a commercially reasonable basis which provisions shall control.

24.  Binding Effect; Benefit.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, all persons indemnified hereunder and their respective estates, permitted successors, transferees, custodians, executors, administrators, legal representatives, heirs and permitted assigns.

25.  Confidentiality.

(a)  The parties hereto each acknowledge that the business and assets of the Merrill Lynch Parties and of the Trading Advisor Parties, including the Trade Data, are confidential and involve a wide range of proprietary information, including trade secrets and financial or commercial information.

(b)  All information with respect to the Funds’ activities (including investment and trading) and assets shall be presumed confidential and proprietary unless the Manager otherwise so indicates in writing.  Each party covenants that it has and it shall at all times keep confidential and not, directly or indirectly (i) disclose, divulge, furnish or make accessible to anyone, or (ii) use in any manner that would be adverse to the interests of any other party, any confidential or proprietary information to which the former party has been or shall become privy relating to the business or assets of any of such other parties except with the prior written approval of such other party or except for information that is otherwise publicly available, other than information made publicly available by breach of this contract, or required to be disclosed by law.  Each party may, however, share such information with such party’s service providers, accountants and attorneys (“Permitted Confidants”); provided, that the parties’ Permitted Confidants undertake in writing (if relevant professional ethical obligations do not apply) to hold such information strictly confidential to the same extent set forth herein, and not in any manner or respect to use any of such information for their personal gain.  For the avoidance of doubt, such Permitted Confidants shall include third parties contracted by the Manager (“Risk Assessors”) which may receive the Master Fund’s trade information in order to provide risk management portfolio analysis for the Manager or one of its affiliates.  However, in no case shall any Risk Assessor be provided information identifying the trade information with the Master Fund, i.e., the trade information shall be provided “blind.”

(c)  “Trade Data” shall mean the Trading Advisor’s strategies, trading systems or programs, mathematical models, simulated results, simulation software, price or research databases; trades, positions, and performance data other than any information regarding the trades, positions or performance data relating to the Master Fund.  Notwithstanding the foregoing, Trade Data shall not include any information that (i) is required to be disclosed to investors or the public under applicable law, (ii) in respect of performance information, is provided to Merrill Lynch advisors or clients for performance periods no less frequent than weekly, or (iii) is at a level of detail used by the Trading Advisor in its own disclosure, marketing or manager commentary materials (which shall in no circumstances include portfolio positions).

26.  Advisers Act Compliance.  Any provisions of this Agreement which are construed to violate the Advisers Act shall be deemed null and void ab initio.  For the avoidance of doubt, no provision of this Agreement shall be deemed to constitute a waiver of any person’s rights or claims under any federal or state securities laws.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned on the day and year first written above.

ORTUS CURRENCY GWIM-AI MASTER FUND, LTD.

By:	/s/ Deann Morgan
Name	Deann Morgan
Title:	Director

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

By:	/s/Deann Morgan
Name:	Deann Morgan
Title:	Director

ORTUS CAPITAL MANAGEMENT LIMITED

By:
Name:
Title:

22

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned on the day and year first written above.

ORTUS CURRENCY GWIM-AI MASTER FUND, LTD.

By:
Name:
Title:

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

By:
Name:
Title:

ORTUS CAPITAL MANAGEMENT LIMITED

By:	/s/ Dr Joe Zhongquan Zhou	/s/ Michael Wode
Name: Dr Joe Zhongquan Zhou	Michael Wode
Title: Chief Investment Officer	General Counsel

APPENDIX A

COMMODITY INTERESTS TRADED BY

ORTUS CAPITAL MANAGEMENT LIMITED

The undersigned represents that the following is a complete list of all commodity interests which the undersigned intends to trade on behalf of ORTUS CURRENCY GWIM-AI MASTER FUND, LTD.:

Contract Type

[LIST CONTRACT TYPES]

ORTUS CAPITAL MANAGEMENT LIMITED

By:
Name:
Title:

Dated as of October 26, 2011

A-1

APPENDIX B

COMMODITY TRADING AUTHORITY

ORTUS CAPITAL MANAGEMENT LIMITED
12/F St. George’s Building
2 Ice House Street
Central
Hong Kong
Attn:  General Counsel

Dear Advisor:

ORTUS CURRENCY GWIM-AI MASTER FUND, LTD. does hereby make, constitute and appoint you as its attorney-in-fact to buy and sell commodity futures and forward contracts (including foreign futures and options contracts) in accordance with the ML FuturesAccessSM Advisory Agreement among us and certain others.

Very truly yours,
ORTUS CURRENCY GWIM-AI MASTER FUND, LTD.

By:	/s/ Deann Morgan
Name:	Deann Morgan
Title:	Director

Dated as of October 26, 2011

B-1

APPENDIX C

REVERSE GIVE-UP FEE ARRANGEMENTS

B-2